Debenture Subscription Agreement
Exhibit 10.2
DEBENTURE SUBSCRIPTION AGREEMENT
THIS DEBENTURE SUBSCRIPTION AGREEMENT is made on this 2nd day of February 2007 BY AND AMONG:
1.	MBL INFRASTRUCTURES LIMITED, a company incorporated in India under the Companies Act, 1956 and having its registered office at 23A, Netaji Subhash Road, 3rd Floor, Suite No. 14, Kolkata — 700001 (hereinafter referred to as the “Company”);

2.	THE PERSONS whose names and particulars are more particularly set out in Schedule 1 hereto (hereinafter referred to collectively as “Promoters” and each, a “Promoter”, which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include their heirs, legal representatives, executors, and administrators);

3.	INDIA GLOBALISATION CAPITAL, INC. a company organised under the laws of the State of Maryland and having its office address at 4336 Montgomery Avenue Bethesda, MD 20814 (hereinafter referred to as “Investor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns).
WHEREAS:
A.	The Company is inter alia engaged in the business of execution of civil engineering projects and specialises in road and highway projects (the “Business”);

B.	The Promoters are the legal and beneficial owners of 95.92 % of the total issued and paid up share capital of the Company and are presently in control of the day to day management and operations of the Company;

C.	The Company has, at the date of this Agreement, an authorised share capital of INR 20,00,00,000 consisting of 2,00,00,000 equity shares of par value INR 10 each (each, an “Equity Share”). As of date 1,10,63,727 Equity Shares have been issued and are held by the persons in the number and proportion as set out in Schedule 2;

D.	The Investor has agreed to acquire (by itself or through its Affiliates) through subscription and purchase of Equity Shares, upto 57% of the total issued, subscribed and paid up share capital of the Company on a Fully Diluted Basis on such terms and conditions, as contained in the SSPA;

E.	Since the afore-recited subscription and purchase of Equity Shares is subject to the Investor receiving its shareholder approval, the Promoters have requested the Investor to make an interim investment of the Investment Amount for subscribing to the Convertible Instruments of the Company;

F.	The Parties are entering into this agreement to record the terms and conditions on which the Investor shall subscribe to Convertible Instruments aggregating to the Investment Amount. The subscription to the Convertible Instruments shall be in accordance with the terms and

Debenture Subscription Agreement
subject to the conditions of this Agreement.
NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS, AGREEMENTS, REPRESENTATIONS, WARRANTIES AND INDEMNITIES SET FORTH IN THIS AGREEMENT, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED BY THE PARTIES, THE PARTIES HEREBY AGREE AS FOLLOWS:
1.	INTERPRETATION

1.1.	Definitions: In this Agreement, except to the extent that the context requires otherwise the following terms shall have the meanings set forth below, such meanings to be applicable to both the singular and the plural forms of such terms:
a)	“Act” means the Companies Act, 1956 and any amendment thereto or any other succeeding enactment for the time being in force;

b)	“Affiliate” in relation to the Investor means:
     (i) being a corporate entity, means any entity, which Controls, is Controlled by, or is under the common Control of the Investor;
     (ii) being an individual, means any person who is Controlled by the Investor or is a relative of such person;
c)	“Agreement” or “the Agreement” or “this Agreement” shall mean this Debenture Subscription Agreement, as from time to time amended, supplemented or replaced or otherwise modified and any document which amends, supplements, replaces or otherwise modifies this Agreement, together with the recitals and all the Annexures, Appendices and Schedules attached hereto;

d)	“Applicable Law” shall mean any Indian statute, law, ordinance, regulation, rule, order, bye law, administrative interpretation, writ, injunction, directive, judgment or decree or other instrument which has a force of law in India applicable to any Party, as is in force from time to time;

e)	“Board” means the Board of Directors of the Company;

f)	“Business” shall have the meaning ascribed to it in Recital A;

g)	“Claim” includes any notice, demand, assessment, letter or other document issued or action taken by any tax, fiscal or other statutory or governmental authority, body or official whatsoever (whether of India or elsewhere in the world) whereby the Company is or may be placed or sought to be placed under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available;

h)	“Control” in relation to an entity, shall mean any of: (i) the legal or beneficial

Debenture Subscription Agreement
ownership directly or indirectly of more than 50 % of the voting securities of such entity or; (ii) controlling the majority of the composition of the board of directors or; (iii) power to direct the management or policies of such entity by contract or otherwise. The terms “Controlling” and “Controlled” shall be construed accordingly;
i)	“Completion Date” means the date specified in Clause 3.1.4 hereof;

j)	“Conditions” shall mean such conditions as specified in Clause 3.1 hereof;

k)	“Conversion Rate” shall mean INR 118/- (Rupees One hundred and Eighteen only), or such other rate as may be mutually agreed between the Parties, which is the rate at which the Convertible Instruments and all accrued dividends thereon, are to be converted into Equity Shares;

l)	“Convertible Instruments” shall mean fully convertible debentures to be subscribed to by the Investor at INR 118/- (Rupees One hundred and Eighteen only) per such instrument, bearing an interest rate of 8% per annum, to be subscribed to by the Investor and to be issued by the Company in accordance with this Agreement and the terms contained in Schedule 3 hereto;

m)	“DRHP” shall mean the draft red herring prospectus filed by the Company with Securities Exchange Board of India, The Stock Exchange, Mumbai and the National Stock Exchange of India Ltd. pursuant to its program for fund raising through Initial Public Offerings of Equity Shares and initialed by the Parties for the purpose of identification;

n)	“Encumbrances” means any form of legal, equitable, or security interests, including, but not limited to, any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, hypothecation, options, rights of first refusal, any preference arrangement (including title transfers and retention arrangements or otherwise) and any other encumbrance or condition whatsoever or any other arrangements having similar effect;

o)	“Equity Shares” has the meaning ascribed to it in Recital C;

p)	“Fully Diluted” or “Fully Diluted Basis” means all the Shares of the Company, including the Shares comprised in a proposed issue, the Shares underlying all outstanding warrants, options, stock options granted or reserved, and convertible debentures, preference shares and all such other securities of the Company after adjustments for stock splits, bonus issues;

q)	“INR” means the lawful currency of India;

r)	“Investment Amount” means the maximum aggregate amount of approximately the INR equivalent of US$3 million proposed to be invested by the Investor into the Company;

s)	“IPO or Initial Public Offering” shall mean the initial public offering of Equity Shares or other securities (including depository receipts) in a recognized stock exchange in

Debenture Subscription Agreement
India or overseas and the consequent listing of the Equity Shares or other securities on such recognized stock exchange in India or overseas;
t)	“Liabilities” mean any and all current liabilities, obligations, payables, forms of taxation whether of India or elsewhere in the world, past, present and deferred (including, without limitation, income tax, stamp duty, customs and other import or export duties) and all other statutory or governmental impositions, duties and levies and all penalties, charges, costs and interest relating to any Claim;

u)	“Memorandum” means the Memorandum of Association of the Company;

v)	“Person” includes an individual, an association, a corporation, a partnership, a joint venture, a trust, an unincorporated organisation, a joint stock company or other entity or organisation, including a government or political subdivision, or an agency or instrumentality thereof and/or any other legal entity (in each case, whether or not having separate legal personality);

w)	“Redeemable Preference Shares” shall mean redeemable preference shares of the Company at INR 118/- (Rupees One hundred and Eighteen only) per such instrument and bearing a preferential right of dividend of 8% per annum to be issued by the Company in accordance with this Agreement and the terms contained in Schedule 3 hereto;

x)	“Representations and Warranties” means the representations and warranties made/provided by the Warrantors to the Investor in this Agreement and in Schedule 4 hereof;

y)	“Shares” means the Equity Shares and any other Shares forming a part of the share capital of the Company and other instruments convertible or exchangeable into Equity Shares;

z)	“SSPA” means the Share Subscription cum Purchase Agreement executed between the Investor, the promoters (as defined therein) and the Company, pursuant to which, the Investor has agreed to acquire through subscription and purchase of Equity Shares, upto 57% of the total issued, subscribed and paid up share capital of the Company on a Fully Diluted Basis on such terms and conditions, as contained therein;

aa)	“Warrantors” means the Company and the Promoters, and “Warrantor” means any one of them.
1.2.	The terms referred to in this Agreement shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meaning ascribed to it under the relevant statute/legislation.

1.3.	All references in this Agreement to statutory provisions shall be construed as meaning and including references to:
a)	Any statutory modification, consolidation or re-enactment (whether before or after

Debenture Subscription Agreement
the date of this Agreement) for the time being in force;
b)	All statutory instruments or orders made pursuant to a statutory provision; and

c)	Any statutory provisions of which these statutory provisions are a consolidation, re-enactment or modification.
1.4.	Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.5.	Headings to clauses, sub-clauses and paragraphs are for information only and shall not form part of the operative provisions of this Agreement or the Schedules and shall be ignored in construing the same.

1.6.	References to recitals, clauses or schedules are, unless the context otherwise requires, are references to recitals, to clauses of or schedules to this Agreement.

1.7.	Reference to days, months and years are to Gregorian days, months and calendar years respectively.

1.8.	Reference to “Investor”, unless repugnant to the context shall for the purpose of this Agreement, mean and include the Affiliates of the Investor.

1.9.	Any reference to the words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to clauses or annexures of this Agreement as specified therein.

1.10	The words ‘include’ and ‘including’ are to be construed without limitation.

2.	SUBSCRIPTION ON COMPLETION DATE

2.1.	Subscription of the Convertible Instruments: Subject to the terms of this Agreement and relying on the Representations and Warranties and the indemnities given by the Promoters and the Company under this Agreement, the Investor agrees on the Completion Date to subscribe for and the Company agrees to allot and issue to the Investor, such number of Convertible Instruments aggregating to the Investment Amount.

2.2.	Terms of Issue: Each Convertible Instrument shall be allotted and issued free of all Encumbrances.

3.	CONDITIONS PRECEDENT

3.1.	The obligation of the Investor to subscribe to the Convertible Instruments is conditional upon the fulfillment of the following conditions to the satisfaction of the Investor:
3.1.1.	the Parties complying with all legal formalities and obtaining all statutory consents and approvals required or desirable under any and all Applicable Laws and regulations or agreements entered into by the Company for the subscription, issue and allotment of Convertible Instruments pursuant to the terms of this Agreement;

Debenture Subscription Agreement
3.1.2.	execution of the SSPA.

3.1.3.	The Promoters and the Company shall co-operate and provide all information and assistance to the Investor and/or its advisors and authorised representatives to enable them to verify the documents provided by the Company pursuant to Clause 3.1.1 of this Agreement.

3.1.4.	Within 7 days of fulfillment of all the Conditions, the Investor shall subscribe to such number of Convertible Instruments aggregating to the Investment Amount. The date so indicated by the Investor shall be referred to as “Completion Date”.
3.2.	Waiver: The Investor may waive all or any of the Conditions at any time by notice in writing to the Company, subject to such conditions which the Investor may deem fit.

3.3.	Obligations of the Company and the Promoters:
3.3.1.	The Company and the Promoters shall use their respective best endeavors to ensure that the Conditions are fulfilled as soon as possible, but in no event later than 5 days from the date of execution of this Agreement or such other date as may be notified by the Investor in writing to the Company.

3.3.2.	If at any time, the Company or a Promoter becomes aware of a fact or circumstance that might prevent any of the Conditions from being satisfied, it shall immediately inform the Investor in writing of the same. In such an event the Parties shall co-operate with each other in good faith to resolve any issues which may arise.
4.	CLOSING

4.1.	Venue and Time of Closing: The closing shall take place at the time indicated by the Investor on the Completion Date at Kolkata and time as shall be agreed by the Parties.

4.2.	The Obligations of the Company and the Promoters at Closing:
4.2.1.	On the Completion Date, the Company shall deliver or cause to be delivered to the Investor, (i) original resignation letter of Mr. S. P. Mukherjee resigning as the director of the Company, dated as of the Completion Date or an date earlier to the Completion Date but after the date of this Agreement, and (ii) a written confirmation from the Company and each of the Promoters that as at the Completion Date:
•	no event has occurred which has or may have a material adverse effect on the Business, operations, financial condition or prospects of the Company; and

•	the Representations and Warranties are true, accurate and complete and that it is not aware of any matter or thing which is in breach of or inconsistent with any of the Representations and Warranties.
4.2.2.	Each of the Promoters shall on the Completion Date also deliver all the documents specified in Clause Error! Reference source not found. of Schedule 3 hereof to the

Debenture Subscription Agreement
Investor or any Person nominated by the Investor.

4.2.3.	Simultaneously against receipt of the Investment Amount, the Promoters and the Company shall ensure that a meeting of the Board is held at which, the Board shall pass resolutions approving and accepting:
(a)	the issue and allotment to the Investor, of such number of Convertible Instruments aggregating to the Investment Amount, with specific reference to the distinctive number of the Convertible Instruments and the corresponding certificates;

(b)	the draft amendments to the Articles of Association of the Company to incorporate the provisions of Clause 7 of this Agreement;

(c)	the resignation of Mr. S. P. Mukherjee from the Board and approving appointment of one director, as specified by the Investor on the Board and acknowledging that such director has been appointed pursuant to Section 255(2) of the Act; and

(d)	convening an extra-ordinary general meeting of the Company in accordance with the Articles of Association of the Company to amend the Articles of Association of the Company to incorporate the draft amendments finalized by the Board under Clause 4.2.3(b) above.
4.2.4.	Immediately thereafter the Company shall (i) issue and deliver to the authorized representative of the Investor the original debenture certificates duly stamped, signed and sealed for the Convertible Instruments subscribed to by the Investor; and (ii) incorporate the name of the Investor as the legal and beneficial owners of the Convertible Instruments in the register of debenture holders of the Company.

4.2.5.	Each of the Promoters and the Company hereby grant their consent and no-objection to any future investments/joint venture or technical/financial collaborations or any other collaborations by the Investor and/or any of its Affiliates in business/entities engaged in businesses, which are in the same or allied field (present or future) as the Company and/or any of the Promoters and/or any of their respective affiliates. Each of the Promoters and the Company undertake to and shall provide the Investor on the Completion Date, a no objection certificate in the form annexed as Schedule 5 hereof.

4.2.6.	Upon completion of the steps set out in Clauses 4.2.1 to 4.2.5 above, the Company shall hold an extra-ordinary general meeting of the Company to pass necessary resolutions for amending the Articles of Associations of the Company, as per the draft amendments initialed and finalized by the Board under Clause 4.2.3(b) above.
4.3.	The Obligations of the Investor at Closing:
4.3.1.	On the Completion Date the Investor shall:

a)	deliver an application in writing for such number of Convertible Instruments

Debenture Subscription Agreement
aggregating to the Investment Amount, to be subscribed by the Investor on the Completion Date;

b)	appoint one person as a director on the Board; and

c)	pay to the Company the Investment Amount by a cheque or bank draft made in favour of the Company, or by way of telegraphic transfer, or such other means as may be agreed with the Company.
4.4.	Notwithstanding anything contained in this Agreement, it is hereby agreed to by and between the Parties that, the Investor shall be liable to subscribe to the Convertible Instruments in accordance with this Agreement only if all the Representations and Warranties continue to be true and correct as on the Completion Date.

4.5.	Investor’s Remedy:
4.5.1.	If after having received the Investment amount from the Investor pursuant to Clause 4.3.1 above, if the provisions of Clause 4.2 above are not complied with by the Company and/or the Promoters on the Completion Date, the Investor shall have the right to obligate the Company and if so required by the Investor, the Company shall forthwith refund to the Investor the Investment Amounts received from the Investor pursuant to Clause 4.3.1 above together with interest thereon calculated at the rate of 21 % per annum from the date the Investor paid the Investment Amount to the date of actual refund by the Company with interest (‘Liquidated Damages’).

4.5.2.	The Parties agree and acknowledge that the Liquidated Damages is a genuine pre estimate of the loss that may be suffered by the Investor as a result of non-compliance by the Company and/or the Promoters of the obligations specified in this Agreement.
5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1.	True and Accurate: The Warrantors represent, warrant and undertake to the Investor, that each of the statements set out in this Clause and Schedule 4 hereof, as applicable to the Warrantors, is now and will be true and accurate at the Completion Date. The Warrantors acknowledge that the Investor, in entering into this Agreement, is relying on such representations, warranties and undertakings and shall be entitled to treat the same as conditions of the Agreement.

5.2.	Investor Representation: The Investor hereby represents and warrants that it has the corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by the Investor of this Agreement has been duly authorized and approved by its board of directors.

5.3.	Separate and Independent: Each of the Representations and Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Representations and Warranty or any other term of this Agreement, which is not expressly referenced to the Representations and Warranty concerned.

Debenture Subscription Agreement
5.4.	Knowledge: If any Representation or Warranty is qualified by knowledge, then it means that the Representation or Warranty has been made to the best knowledge of the Warrantors, after the Warrantors have made and caused to be made such due and proper inquiries as may be required in respect of the relevant matter to obtain informed knowledge.

5.5.	Undertaking: None of the Warrantors shall do, allow or procure any act or omission before the Completion Date which would respectively constitute a breach of any of the Representations and Warranties if they were given at the Completion Date, or which would make any of the Representations and Warranties inaccurate or misleading if they were so given.

5.6.	Notification of breach: Each of the Warrantors hereby agree to disclose promptly to the Investor in writing immediately upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of this Agreement which:
5.6.1.	would render any of the Representations and Warranties to be inaccurate; or

5.6.2.	has, or is likely to have, a material adverse effect on the financial position or prospects of the Company.
5.7.	Use of Subscription Proceeds: The Company and the Promoters undertake that the proceeds from the issue of the Convertible Instruments, shall be utilized and applied by the Company solely for the purposes of enhancing and promoting the Business of the Company, save as otherwise expressly and specifically agreed in writing by the Investor at their sole and absolute discretion.

5.8.	Survival: The Representations and Warranties provided in this Agreement shall survive the Completion Date.
6.	INDEMNITY

6.1.	Without prejudice to any other right available to the Investor in law or under equity, the Company and the Promoters shall jointly and severally indemnify, defend and hold harmless the Investor, their Affiliates, directors, officers, employees and agents, and where the Investor so elects, the Promoters shall jointly and severally indemnify, defend and hold harmless the Company, its Affiliates, directors, officers, employees and agents from and against any and all liabilities, damages, demands, Claims (including third party Claims), actions, judgments or causes of action, assessments, interest, fines, penalties, and other costs or expenses (including, without limitation, amounts paid in settlement, court costs and all reasonable attorneys’ fees and out of pocket expenses) directly based upon, arising out of, or in relation to or otherwise in respect of:
i.	any inaccuracy in or any breach of any Representation and Warranty, covenant or agreement of the Promoters or the Company contained in this Agreement or any document or other papers delivered by any of them to the Investor in connection with or pursuant to this Agreement;

Debenture Subscription Agreement
ii.	any liability arising out of non compliance of any obligation undertaken by the Company or the Promoters, save and except those already provided in the audited financial statements of the Company or disclosed in the DRHP;

iii.	any liabilities and obligations of whatever nature relating to any litigation, Claim or governmental investigation pending or relating to the business or operations of the Promoters or the Business of the Company prior to the date of execution of this Agreement and as on the Completion Date, save and except those already provided in the audited financial statements of the Company or disclosed in the DRHP;

iv.	any liability due to any non-compliance of any Applicable Law, rules or regulations prior to the date of execution of this Agreement and as on the Completion Date, save and except those already provided in the audited financial statements of the Company or disclosed in the DRHP;

v.	any liability arising from the non-compliance of any statutory requirements in connection with the issuance and registration of the Convertible Instruments pursuant to the terms of this Agreement.
6.2.	Any compensation or indemnity as referred to in Clause 6.1 above shall be such as to place the Investor in the same position as it would have been in, had there not been any such breach and as if the Representation and Warranty under which Investor is to be indemnified, had been correct.

7.	BOARD REPRESENTATION

7.1.	The Parties agree and acknowledge that the Investor shall be entitled to appoint one director on the Board and that such director shall be appointed under Section 255(2) of the Act. Such director shall resign on the Completion Date as defined in Clause 5.3 of the SSPA or by 30th September 2007 or on redemption of the Redeemable Preference Shares, whichever is latest. Such date may be modified by mutual consent of the Parties.

7.2.	On the Completion Date, the composition of the Board shall be changed forthwith and the Promoters shall co-operate and cause its nominee directors to resign from the Board or shall remove such nominee directors from the Board so as to enable the Investor to have one director on the Board.

7.3.	The right of nomination and appointment of the directors conferred on the Investor under Clause 7.1 shall include the right at any time to remove from office any such persons nominated or appointed by them and from time to time determine the period for which such persons shall hold office as Director. If the Investor desires that any of the directors nominated or appointed by it should cease to be a director of the Company, the Promoters shall cause, and shall exercise its voting rights in such manner, so as to ensure such removal and appointment of new director nominated by the Investor to replace the director so removed as soon as may be practicable.

7.4.	All questions arising at the meetings or the adjourned meetings of the Board shall be decided by a majority of votes of the directors present and entitled to vote. However, no resolution shall be passed or decision be taken by the Board at a meeting of the Board, or by circulation

Debenture Subscription Agreement
in respect of any of the following matters unless an affirmative vote of the director appointed/nominated by the Investor is obtained for it to be validly passed or taken. It is clarified for the avoidance of doubt that the Board shall not be entitled to pass a resolution on any of the following matters if the director appointed/nominated by the Investor is not present at such meeting of the Board:
7.4.1.	entering into a scheme of reconstruction (including a demerger of any division) or entering into a scheme of arrangement with creditors or shareholders, or passing any resolution for its winding up or undertaking any liquidation exercise or applying for the appointment of a receiver, manager, judicial manager or like officer;

7.4.2.	creation, allotment, issue, acquisition, reduction, repayment, conversion or redemption of any Share or loan capital (except those in the ordinary course of business) or of any instrument convertible into Shares; or any entering into an agreement, arrangement or undertaking to do any of those things, or any action which alters the share capital of the Company or the variation of rights of any Shares of the Company;

7.4.3.	any amendment to the Memorandum or Articles of Association of the Company which affects the Investor’s interests;

7.4.4.	any action leading to the entering in to any listing agreement with any stock exchange, offering Shares to QIBs, FIs or the Public or listing any IPO;
7.5.	In the event the Investor or any of its Affiliates cease to (i) be shareholders of the Company; or (ii) hold any Convertible Instruments, then all the rights of the Investor under this Clause shall automatically terminate and the Investor shall cause his nominee director to resign from the Board.

8.	CO-OPERATION

The Parties shall use their reasonable efforts to ensure that the transactions contemplated by this Agreement are consummated as per the terms hereof, including without limitation, obtaining all approvals from the applicable government and/or regulatory authorities and other Persons as may be necessary or reasonably requested by the Investor in order to consummate the transactions contemplated by this Agreement.

9.	RESOLUTION OF DISPUTES

9.1.	Amicable Settlement

If any dispute arises between the Investor and/or the Promoters and/or the Company during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Agreement (“Dispute”), the disputing Parties hereto shall endeavour to settle such Dispute amicably. The attempt to bring about an amicable settlement shall be considered to have failed if not resolved within 60 days from the date of the Dispute.

9.2.	Conciliation

Debenture Subscription Agreement
If the Parties are unable to amicably settle the Dispute in accordance with Clause 9.1 within the period specified therein, the Parties shall forthwith but not later than 30 days after expiry of the aforesaid period, refer the Dispute to Mr. Ram Mukunda and Mr. Ram Gopal Maheshwari for resolution of the said Dispute. The attempt to bring about such resolution shall be considered to have failed if not resolved within 30 days from the date of receipt of a written notification in this regard.

9.3.	Arbitration
(i)	In the event the Dispute is not settled in accordance with Clause 9.2 above, any Party to the Dispute shall be entitled to serve a notice invoking this Clause and making a reference to an arbitration panel of three arbitrators. Each Party to the dispute shall appoint one arbitrator within 30 days of receipt of the notice of the Party making the reference, and the two arbitrators so appointed shall appoint a third arbitrator. The decision of the arbitration panel shall be binding on all the Parties to the Dispute.

(ii)	The place of the arbitration shall be Kolkata. (iii) The Arbitration proceedings shall be governed by the laws of India. (iv) The proceedings of arbitration shall be in the English language.

(v)	The Arbitrator’s award shall be substantiated in writing. The court of arbitration shall also decide on the costs of the arbitration proceedings. In case the arbitrators have not decided on the costs of the arbitration proceedings, each Party to the Dispute shall bear its own costs, in relation to the arbitration proceedings.

(vi)	The award shall be binding on the Parties subject to the Applicable Laws in force and the award shall be enforceable in any competent court of law.

(vii)	It is mutually agreed by both the Parties that Indian courts shall have exclusive jurisdiction.
10.	NOTICES

10.1.	Any notice or other communication that may be given by one Party to the other shall always be in writing and shall be served either by (i) hand delivery duly acknowledged; or (ii) sent by registered post with acknowledgment due; or (iii) by facsimile at the respective addresses set out herein below or at such other address as may be subsequently intimated by one Party to the other in writing as set out herein. If the notice is sent by facsimile, the said notice shall also be sent by registered post acknowledgment due.

The Investor:	Ram Mukunda
Address:	At the address mentioned above
Tel:	+1 301 529 4996
Facsimile:	+ 1 240 465 0273

The Company:	Ram Gopal Maheshwari

Debenture Subscription Agreement

Address:	At the address above
Tel:	+91 33 2230 2353/9517
Facsimile:	+91 33 2230 8807

The Promoters:	A.K. Lakhotia
Address:	As mentioned specified in Schedule 1 hereof
Tel:	+91 33 2230 2353/9517
Facsimile:	+91 33 2230 8807
10.2.	All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission, or (ii) the business date of receipt, if sent by courier or hand delivery; or (iii) the expiry of seven days after posting, if sent by registered post.

10.3.	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Party not less than 7 days prior written notice.

11.	TERM AND TERMINATION

11.1.	This Agreement shall come into effect and force and be binding on the Parties from the date first written above and shall remain in full force unless terminated in accordance with the provisions of this Agreement.

11.2	This Agreement may be terminated at any time by mutual written agreement of the Parties.

11.3	At the option of the Investor, this Agreement shall stand terminated if the Closing does not take place as per Clause 4 of this Agreement.

11.4	However, within 15 days of signing the SSPA and handing over the requisite shareholder and board resolutions enabling the issuance and registration of Convertible Instruments pursuant to the terms of this Agreement, or any mutual extension thereof; if the Investment Amount is not paid to the Company by a cheque or bank draft made in favour of the Company, or by way of telegraphic transfer, or such other means as may be agreed with the Company, this Agreement shall stand terminated.

12.	CONFIDENTIALITY

12.1.	The Parties recognise that each of them will be given and have access to confidential and proprietary information of the other Parties. The Parties undertake not to use any of such confidential information for their own corporate purposes without the prior written consent of the Party owning such information and shall keep confidential and not to disclose to any third party any of the other Parties’ confidential and proprietary information. The Parties shall also cause their respective directors, employees, officers and any other persons to whom the above mentioned information is disclosed to execute a letter of confidentiality to the effect provided in this Clause. The obligations of confidentiality shall not apply to any information that:

Debenture Subscription Agreement
(a)	was developed independently by the Parties;

(b)	was known to the Party prior to its disclosure by the disclosing Party;

(c)	has become generally available to the public (other than by virtue of its disclosure by the receiving Party);

(d)	may be required in any report, statement or test the Company submitted to any governmental or regulatory body;

(e)	may be required in response to any summons or subpoena or in connection with any litigation; or

(f)	may be required to comply with any law, order, regulation or ruling applicable to any Party hereto

Provided that prior to any disclosure in respect of a request to disclose confidential information under subsections (d), (e) and (f), above a Party must first notify the Party owning such confidential information, who shall then have the opportunity to respond to and/or dispute such request. The provisions of this Clause shall survive the termination of this Agreement.
12.2.	Upon termination of this Agreement, the Parties shall cause the Company to either i) return to the Investor and Promoters, as applicable, and the Parties shall return to each other, all documents and information belonging to such Person and all copies thereof in the possession or under the control of a Party which does not own such property, and all confidential information in whatever media; or (ii) destroy all documents and information belonging to the other Party and all copies thereof in the possession or under the control of a Party .

12.3.	The Parties acknowledge and agree that the covenants and obligations with respect to confidentiality set forth in this Clause relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause the Company and the owner of such property irreparable injury for which adequate remedies are not available at law. Therefore, the Parties agree that the Party entitled to enforce the covenants set forth above, shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Party from committing any violation of the covenants and obligations contained in this Clause. These injunctive remedies are cumulative and are in addition to any other rights and remedies the concerned Party may have at law or in equity.

13.	AUTHORISED PERSON

For the purposes of this Agreement, the Promoters shall be represented by Mr. Anjanee Kumar Lakhotia. Accordingly, all the Promoters hereby authorise Mr. Anjanee Kumar Lakhotia to represent the Promoters and take any decision which may be required to be taken, do all acts and execute all documents which are or may be required by the Promoters for the proper and effective fulfillment of the rights and obligations under this Agreement. Any action taken or deed performed or document executed by Mr. Anjanee Kumar Lakhotia shall be deemed to be acts or deeds done or documents executed by all the Promoters, and shall be

Debenture Subscription Agreement
binding on all the Promoters.

14.	FUTURE INVESTMENT

In the event the Condition Precedent referred to Clause 4.1.2 of the SSPA is not satisfied on or prior to April 30, 2007, the Investor shall be obliged at the option of the Company and the Promoters to invest an additional amount of approximately the INR equivalent of US$3 million into the Company by subscription to further allotment of Convertible Instruments to the Investor as per the terms of this Agreement. Such date may only be extendable by mutual consent. If such additional amount is not paid by April 30, 2007 or any extension thereof, the SSPA shall stand terminated.

15.	MISCELLANEOUS PROVISIONS

15.1.	Reservation of Rights

The rights which each Party has under this Agreement shall not be affected, diminished or prejudiced or restricted by any forbearance, indulgence or relaxation or inaction by the other Party at any time to require performance of any of the provisions of this Agreement. No waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights other than that expressly stipulated in this Agreement.

15.2.	Cumulative Rights

All remedies of either Party under this Agreement whether provided herein or conferred by statute, civil law, common law, custom or trade usage, are cumulative and not alternative and may be enforced successively or concurrently.

15.3.	Partial Invalidity

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision. Provided however, if said provision is fundamental provision of this Agreement or forms part of the consideration or object of this Agreement, the provision of this Clause shall not apply.

15.4.	Amendments

No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by all the Parties.

Debenture Subscription Agreement
15.5.	Assignment

Save and except as provided hereunder, this Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors of the Parties hereto, but no Party hereto shall assign or transfer any of its rights and liabilities hereunder to any other Person without the prior written consent of the other Parties. Notwithstanding anything to the contrary contained above, the Investor shall be entitled to assign its rights and/or obligations hereunder to any of its lenders or to any of its Affiliates or to its holding company or to its ultimate parent company, without the consent of the other Parties. The Parties shall mutually work together within the framework of the law.

15.6.	Entire Agreement

This Agreement constitutes the entire Agreement between the Parties with respect to the subscription of the Convertible Instruments and supersedes and cancels any prior oral or written agreement, representation, understanding, arrangement, communication or expression of intent relating to the subject matter of this Agreement.

15.7.	Relationship

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.

15.8.	Governing law This Agreement shall be governed and construed in accordance with the laws of India.

15.9.	Costs

Each Party shall bear its own expenses incurred in preparing this Agreement. The Company shall pay the stamp duty and other costs in respect of this Agreement and the issue and allotment of the Convertible Instruments to the Investor.

15.10.	Force Majeure

No Party shall be liable to the other if, and to the extent, that the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such Party, including but not limited to, Government legislations, fires, floods, explosions, epidemics, accidents, acts of God, wars, riots, strikes, lockouts, or other concerted acts of workmen, acts of Government and/or shortages of materials. The Party claiming an event of force majeure shall promptly notify the other Parties in writing, and provide full particulars of the cause or event and the date of first occurrence thereof, as soon as possible after the event and also keep the other Parties informed of any further developments. The Party so affected shall use its best efforts to remove the cause of non-performance, and the Parties shall resume performance hereunder with the utmost dispatch when such cause is removed.

Debenture Subscription Agreement
15.11.	Public announcements

Neither the Investor nor the Promoters nor the Company shall make any disclosure or announcements about the subject matter of this Agreement to any Person without the prior written consent of the other Party except to the Board or the members of the Investor or the Company or for the purpose of fulfilling its statutory obligations.

15.12.	Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

15.13.	Authorization

The persons signing this Agreement on behalf of the Parties represent and covenant that they have the authority to so sign and execute this document on behalf of the Parties for whom they are signing.
[EXECUTION PAGE FOLLOWS]

Debenture Subscription Agreement
IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET AND SUBSCRIBED THEIR RESPECTIVE HANDS TO THESE PRESENTS ON THE DAY, MONTH AND YEAR HEREIN WRITTEN:

SIGNED AND DELIVERED /s/ Parveen Mukunda	)
BY THE WITHINNAMED “ INVESTOR ”	)
PARVEEN MUKUNDA	)
)

ON THE 2nd DAY OF FEBRUARY 2007)

IN THE PRESENCE OF:	)
WITNESS:	)

NAME AND ADDRESS:	)

SIGNED AND DELIVERED /s/ Ram Gopal Maheshwari	)
BY THE WITHINNAMED “COMPANY”	)
BY THE HAND OF Mr.	)
(AUTHORISED SIGNATORY) PURSUANT TO THE	)
RESOLUTION PASSED BY THE BOARD	)
ON THE 2ND DAY OF FEBRUARY 2007)

IN THE PRESENCE OF:	)
WITNESS:	)

NAME AND ADDRESS:	)

SIGNED AND DELIVERED /s/ Anjanee Kumar Lakhotia	)
BY THE WITHINNAMED “Promoters”	)
)
)

ON THE 2ND DAY OF FEBRUARY 2007)

IN THE PRESENCE OF:	)
WITNESS:	)

NAME AND ADDRESS:	)